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                                                                EXHIBIT 11.1

                                VISIONEER, INC.

                     COMPUTATION OF NET INCOME (LOSS) PER
                         COMMON SHARES AND EQUIVALENTS

                    (In thousands, except per share amounts)

                                  (Unaudited)
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

                                                          Three months ended
                                                               March 31,
                                                        ----------------------
                                                         1997            1996
                                                        ------          ------
Weighted average common shares outstanding . . . . .    19,282          18,929

Weighted average common equivalent shares
  from convertible preferred stock and
  warrants, calculated using the if-converted
  method . . . . . . . . . . . . . . . . . . . . . .      -                 64

Common equivalent shares from convertible
  preferred stock and options issued between
  October 1, 1994 to December 12, 1995,
  included pursuant to Staff Accounting
  Bulletin No. 83  . . . . . . . . . . . . . . . . .      -              1,469
                                                      --------         -------
Weighted average common shares and equivalents . . .    19,282          20,462
                                                      ========         =======
Net income (loss)  . . . . . . . . . . . . . . . . .  $(17,133)        $    57
                                                      ========         =======
Net income (loss) per share  . . . . . . . . . . . .  $  (0.89)        $  0.00
                                                      ========         =======
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